EXHIBIT 99.2

September 30, 2018

QUARTERLY REPORT

Dear Shareholder:

On September 28, 2018 Citizens & Northern Corporation announced its agreement to acquire Monument Bancorp, Inc. and its subsidiary Monument Bank. Monument is a $348 million community bank with two community bank offices and one loan production office in Bucks County, PA. Monument is a strong, reputable community bank that shares a similar culture and common strategic vision based on creating value through lifelong relationships. The franchise is in one of the most vibrant counties in Pennsylvania, and the combination of C&N’s resources and Monument’s market presence positions our Company for growth. This is a significant first step in our strategic plan to enter attractive markets through acquisition to leverage our exceptional capital position and operating platforms.

The team that creates value in each of our regional markets is critical to the success of our business model and will be especially important as we expand into Bucks County. Monument Bank’s current management team of Chris Nardo, as Market President, Michelle Pedersen, as Regional Director of Commercial Lending, and Ben Crowley, as Regional Manager of Retail Banking, will continue as market leaders for C&N to strengthen and build upon local relationships. In addition, Clark Frame, Monument’s Board Chair, will be joining the C&N Board providing continuity, experience, and institutional knowledge. We believe this is a great fit and are pleased to welcome the Monument team and customers to C&N. We expect to close the transaction in the second quarter of 2019. The combined organization is projected to have total assets of $1.7 billion.

We are also pleased to report C&N’s quarterly results that extended the Company’s strong performance through the first three quarters of 2018. Year-over-year increases in net interest income and non-margin income continued to drive revenue growth, while solid credit quality tempered the provision for loan losses and operating expenses remained in line with budget. Loan growth during the quarter and for the year has been below expectations primarily due to several significant payoffs. Deposit growth has been very solid led by increases in demand deposits, savings accounts and CDs. This positive mix produced a third quarter net interest margin of 3.87%, unchanged from the second quarter of this year and an improvement from 3.83% during the third quarter of 2017. Maintaining the margin has been a key driver of our earnings growth.

The Federal Reserve continued its stated policy of raising short term interest rates with another .25% increase in the Fed Funds rate during the quarter to a target of 2.00% to 2.25%. This is the fourth such increase in the last four calendar quarters and the Fed has expressed its intention to raise rates further over the next several quarters. It is important to note, as we have in the past, that the yield curve remains historically flat which creates a challenging environment for expanding the margin.

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In 2018, C&N has recorded pre-tax gains on Visa Class B stock totaling $2,321,000, including gains of $1,750,000 which we reported in the second quarter, and an additional $571,000 in the third quarter. Prior to the sales, C&N held 19,789 shares of Visa Class B stock pursuant to Visa’s 2007 initial public offering. Until the second quarter 2018, the carrying value of the shares was $0, which represented C&N’s cost basis. In the second quarter 2018, C&N sold 10,000 of the shares, for a realized gain of $884,000, and recorded an unrealized gain (on the 9,789 shares still held at June 30, 2018) of $866,000. In the third quarter 2018, C&N sold the remaining 9,789 shares, and holds no more shares as of September 30, 2018.

Earnings per share was $0.45 in the third quarter 2018, up 40.6% from $0.32 per share in the third quarter 2017. Net income was $5,586,000 in the third quarter 2018, an increase of $1,650,000 (41.9%) over third quarter 2017 net income of $3,916,000. Excluding the after-tax impact of the gain on Visa Class B stock as described above and net (losses) gains on debt securities for both periods, adjusted third quarter 2018 net income of $5,136,000, or $.42 per share, exceeded adjusted third quarter 2017 net income of $3,933,000, or $.32 per share, by $1,203,000 (30.6%). Pre-tax income, excluding the gain on Visa Class B stock and net (losses) gains on available-for-sale debt securities, totaled $6,128,000 in the third quarter 2018, an increase of $935,000 (18.0%) over adjusted pre-tax income of $5,193,000 in the third quarter 2017. Consistent with the reduction in the federal corporate income tax rate in 2018, the effective tax rate of 16.6% for the third quarter 2018 was significantly lower than the third quarter 2017 effective tax rate of 24.3%.

Net income for the nine-month period ended September 30, 2018 totaled $16,332,000, an increase of $4.84 million (42.1%) over net income for the first nine months of 2017. Excluding the impact of the gain on Visa Class B stock and net (losses) gains on debt securities in a similar manner, adjusted year-to-date 2018 net income of $14,723,000, or $1.20 per share, exceeded adjusted net income for the first nine months of 2017 of $11,324,000, or $.93 per share, by $3,399,000 (30.0%). Excluding the securities gains and losses, pre-tax income was $17,524,000 for the first nine months of 2018, an increase of $2,670,000 (18.0%) over 2017. The effective income tax rate was 16.5% YTD in 2018 as compared to 24.0% for the first nine months of 2017.

A mentioned earlier, C&N’s strong capital position supports the Company’s ability to pursue expansion and continue to pay a healthy cash dividend. We increased the quarterly cash dividend paid in February 2018 to $.27 per share from the $.26 per share paid in November 2017. On October 18, 2018, the Board of Directors again declared a dividend of $.27 per share payable on November 9, 2018 to shareholders of record as of October 29, 2018. On an annualized basis, the quarterly payment produces a dividend yield of 4.13% on the September 30, 2018 market price of $26.15.

Thank you for your ongoing support of C&N and we look forward to reporting progress on the Monument acquisition in the months ahead.

J. Bradley Scovill
President and CEO

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CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	3RD	3RD
	QUARTER	QUARTER
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$12,800	$11,626	$1,174	10.10%
Interest Expense	1,241	985	256	25.99%
Net Interest Income	11,559	10,641	918	8.63%
Provision for Loan Losses	60	322	(262)	-81.37%
Net Interest Income After Provision for Loan Losses	11,499	10,319	1,180	11.44%
Noninterest Income	4,462	4,066	396	9.74%
Gain on Restricted Equity Security	571	0	571
Net (Losses) Gains on Available-for-sale Debt Securities	(2)	5	(7)	-140.00%
Noninterest Expense	9,833	9,192	641	6.97%
Income Before Income Tax Provision	6,697	5,198	1,499	28.84%
Income Tax Provision	1,111	1,262	(151)	-11.97%
Net Income	$5,586	$3,936	$1,650	41.92%
Net Income Attributable to Common Shares (1)	$5,558	$3,916	$1,642	41.93%
PER COMMON SHARE DATA:
Net Income - Basic	$0.45	$0.32	$0.13	40.63%
Net Income - Diluted	$0.45	$0.32	$0.13	40.63%
Dividend Per Share	$0.27	$0.26	$0.01	3.85%
Number of Shares Used in Computation - Basic	12,228,833	12,124,854
Number of Shares Used in Computation - Diluted	12,271,536	12,162,263

CONDENSED, CONSOLIDATED EARNINGS INFORMATION

(Dollars In Thousands, Except Per Share Data) (Unaudited)

	9 MONTHS ENDED
	SEPTEMBER 30,
	2018	2017
	(Current)	(Prior Year)	$ Incr. (Decr.)	% Incr. (Decr.)
Interest and Dividend Income	$37,024	$34,078	$2,946	8.64%
Interest Expense	3,313	2,916	397	13.61%
Net Interest Income	33,711	31,162	2,549	8.18%
Provision for Loan Losses	332	778	(446)	-57.33%
Net Interest Income After Provision for Loan Losses	33,379	30,384	2,995	9.86%
Noninterest Income	13,557	12,036	1,521	12.64%
Gain on Restricted Equity Security	2,321	0	2,321
Net (Losses) Gains on Available-for-sale Debt Securities	(284)	257	(541)	-210.51%
Noninterest Expense	29,412	27,566	1,846	6.70%
Income Before Income Tax Provision	19,561	15,111	4,450	29.45%
Income Tax Provision	3,229	3,620	(391)	-10.80%
Net Income	$16,332	$11,491	$4,841	42.13%
Net Income Attributable to Common Shares (1)	$16,249	$11,432	$4,817	42.14%
PER COMMON SHARE DATA:
Net Income - Basic	$1.33	$0.94	$0.39	41.49%
Net Income - Diluted	$1.33	$0.94	$0.39	41.49%
Dividend Per Share	$0.81	$0.78	$0.03	3.85%
Number of Shares Used in Computation - Basic	12,209,879	12,105,673
Number of Shares Used in Computation - Diluted	12,248,669	12,146,297

(1) Basic and diluted net income per common share are determined based on net income less earnings allocated to nonvested restricted shares with nonforfeitable dividends.

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CONDENSED, CONSOLIDATED BALANCE SHEET DATA

(In Thousands) (Unaudited)

	SEPTEMBER 30,	SEPTEMBER 30,	SEPTEMBER 30, 2018 vs 2017
	2018	2017	$ Incr. (Decr.)	% Incr. (Decr.)
ASSETS
Cash & Due from Banks	$38,341	$32,850	$5,491	16.72%
Available-for-sale Debt Securities	358,706	364,108	(5,402)	-1.48%
Loans Held for Sale	551	437	114	26.09%
Loans, Net	813,717	792,112	21,605	2.73%
Intangible Assets	11,951	11,956	(5)	-0.04%
Other Assets	62,173	58,458	3,715	6.35%
TOTAL ASSETS	$1,285,439	$1,259,921	$25,518	2.03%

LIABILITIES
Deposits	$1,043,947	$1,021,625	$22,322	2.18%
Repo Sweep Accounts	5,421	4,739	682	14.39%
Total Deposits and Repo Sweeps	1,049,368	1,026,364	23,004	2.24%
Borrowed Funds	35,985	34,256	1,729	5.05%
Other Liabilities	10,099	8,288	1,811	21.85%
TOTAL LIABILITIES	1,095,452	1,068,908	26,544	2.48%

SHAREHOLDERS' EQUITY
Common Shareholders' Equity, Excluding Accumulated
Other Comprehensive Income (Loss)	198,355	190,639	7,716	4.05%
Accumulated Other Comprehensive Income (Loss):
Net Unrealized Gains/Losses on Available-for-sale Debt Securities	(8,502)	227	(8,729)	-3845.37%
Defined Benefit Plans	134	147	(13)	-8.84%
TOTAL SHAREHOLDERS' EQUITY	189,987	191,013	(1,026)	-0.54%
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$1,285,439	$1,259,921	$25,518	2.03%

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